Exhibit 10.97

COMPANY LETTERHEAD

August 18, 2005

Scott Brown

Dear Scott:

I am pleased to offer you full time regular employment with Catalyst Semiconductor, Inc. (CSI) as Vice President of Marketing Analog/Mixed Signal - reporting to me. Your biweekly salary will be $6,462.00 (US dollars), which is the equivalent of $168,000.00 annually.

Subject to approval by the Board of Directors, you will also receive a grant for an option of 200,000 shares of Catalyst stock. The price and vesting of these options is subject to the terms and conditions of the Catalyst Stock Option Plan and the Stock Option Agreement.

You will also participate in the same executive incentive plan as enjoyed by the other Catalyst Semiconductor Vice Presidents. The customary severance agreement for Catalyst VPs will become effective for you upon completion of six months of full-time employment.

Your employment with CSI is “at-will” employment. This simply means that you and CSI have no agreement, expressed or implied, which would control how long you will work for CSI or what circumstances must exist before the relationship can be terminated. Rather, we are both equally free to terminate our employment relationship at any time, whenever you or Catalyst Semiconductor chooses, regardless of the reason that you or CSI might have for so doing.

As part of our employment package, CSI offers: medical insurance, dental insurance, vision insurance, life insurance and disability insurance. We also provide a 125 flexible benefits plan, employee assistance, and 401K (company currently matches 25%) programs for your benefit. CSI employees may also obtain dependent benefit coverage via payroll deductions. To further acquaint you with our policies and to enroll you in our various benefit programs, please contact Joan Vargas at 408-542-1051 or email joan.vargas@catsemi.com.

This offer is contingent upon our having completed a satisfactory background check and your provision of proof of authorization to work for any employer in the United States.

This offer letter, if not signed, will expire at 8 PM on Thursday, August 18, 2005.

I look forward to having you join Catalyst.

Sincerely,

By:	/s/ Gelu Voicu
Gelu Voicu
President and Chief Executive Officer

Offer Accepted:	/s/ Scott Brown

Today’s Date:	August 18, 2005

Start Date:	September 5, 2005